UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________

Date of Report: November 8, 2013
Date of earliest event reported: November 5, 2013

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:    (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, Euramax Holdings, Inc. (“Holdings”) and Euramax International, Inc. (together with Holdings, the “Company”) entered into a Transition Services Agreement with the Chief Executive Officer of the Company, Mitchell Lewis (the “Agreement”). The Agreement provides that on or about November 8, 2013, the Company would publicly announce that Mr. Lewis would be stepping down as Chief Executive Officer of the Company, effective immediately. Following the announcement, Mr. Lewis will provide transition services to the Company until a date between January 1, 2014 and March 1, 2014, which termination date shall be determined by the Board of Directors of Holdings. During the transition period, Mr. Lewis will continue to be compensated at his current base salary. Upon the termination of the transition period, Mr. Lewis’ employment with the Company will terminate. Unless he voluntarily resigns or engages in certain conduct that would constitute “cause” under the terms of his Employment Agreement with the Company dated June 1, 2011 (the “Employment Agreement”), Mr. Lewis will be entitled to severance payments and benefits in accordance with the terms of the Employment Agreement, subject to his execution of a release of claims. Mr. Lewis will be subject to covenants prohibiting him from competing with the Company or soliciting employees or customers of the Company, in each case, for the 24-month period following the date of termination.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Exhibit No.	Description

10.1	Transition Services Agreement by and among Euramax Holdings, Inc., Euramax International, Inc. and Mitchell Lewis, dated November 5, 2013.
99.1	Press Release of Euramax Holdings, Inc. dated November 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX HOLDINGS, INC.

Date: November 8, 2013	By:	/s/ Mary S. Cullin
Name: Mary S. Cullin
Title: Senior Vice President, Chief Financial Officer and Treasurer